Exhibit 99.1

Walker Group Holdings, LLC

Consolidated Financial Statements

For Each of the Three Years Ended December 31, 2011, 2010 and 2009

1

Walker Group Holdings, LLC

2

Independent Auditors' Report

Walker Group Holdings, LLC

New Lisbon, Wisconsin

We have audited the accompanying consolidated balance sheets of Walker Group Holdings, LLC (Group) as of December 31, 2011 and 2010, and the related consolidated statements of income, members' equity and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Group as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Milwaukee, Wisconsin

March 9, 2012

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Consolidated Financial Statements

4

Walker Group Holdings, LLC

Consolidated Balance Sheets

December 31,	2011	2010

Assets (Note 8)

Current Assets
Cash (Note 2)	$12,068,677	$2,605,454
Accounts receivable, less allowance for doubtful accounts of $1,049,952 and $1,095,037 (Note 2)	38,625,407	33,996,037
Costs and estimated earnings in excess of billings (Note 4)	1,358,372	5,201,827
Inventories (Note 3)	29,263,612	27,409,556
Prepaid expenses	1,669,732	1,724,483
Deferred income taxes (Note 10)	40,186	46,413
Other receivables	586,164	290,428

Total Current Assets	83,612,150	71,274,198

Property, Plant and Equipment, net (Note 5)	22,153,747	22,473,900

Other Assets
Intangible assets, net (Note 7)	33,521,145	37,315,712
Goodwill (Note 7)	15,675,520	15,675,520
Deferred financing costs, net (Note 6)	3,192,480	5,533,233
Asset held for sale (Note 1)	700,000	1,155,000

Total Other Assets	53,089,145	59,679,465

Total Assets	$158,855,042	$153,427,563

5

Walker Group Holdings, LLC

Consolidated Balance Sheets

December 31,	2011	2010

Liabilities and Members' Equity

Current Liabilities
Accounts payable	$36,618,168	$25,252,409
Billings in excess of costs and estimated earnings (Note 4)	1,179,229	2,298,244
Compensation and benefits	12,080,620	5,847,372
Deferred revenue	11,907,082	13,824,996
Other accrued expenses (Note 11)	9,469,469	8,258,308
Current maturities of long-term debt (Note 8)	1,601,670	1,601,670

Total Current Liabilities	72,856,238	57,082,999

Long-Term Debt, less current maturities (Note 8)	57,288,029	65,032,799

Total Liabilities	130,144,267	122,115,798

Commitments and Contingencies (Notes 8, 9 and 11)

Members' Equity
Members' investment	30,799,967	33,304,278
Accumulated other comprehensive loss	(2,089,192)	(1,992,513)

Total Members' Equity	28,710,775	31,311,765

Total Liabilities and Members' Equity	$158,855,042	$153,427,563

See accompanying notes to consolidated financial statements.

6

Walker Group Holdings, LLC

Consolidated Statement of Income

Year ended December 31,	2011	2010	2009

Net Sales (Note 2)	$343,678,167	$257,003,191	$239,503,219

Cost of Sales (Note 12)	271,453,773	207,173,310	190,127,854

Gross profit	72,224,394	49,829,881	49,375,365

Operating Costs and Expenses
Selling, general and administrative	33,117,903	26,985,809	27,809,165
Restructuring charges (Note 12)	-	1,424,855	1,231,242
Impairment of assets held for sale	455,000	-	1,635,105

Operating income	38,651,491	21,419,217	18,699,853

Other (Income) Expense
Foreign currency transaction loss	116,324	149,620	564,837
Interest expense	10,245,015	10,347,302	11,283,255
Interest income	-	(72,168)	(75,286)
Other (income) expense	(8,483)	11,956	(206,608)

Net Other Expense	10,352,856	10,436,710	11,566,198

Income Before Taxes on Income	28,298,635	10,982,507	7,133,655

Taxes on Income (Note 10)	138,830	201,104	122,907

Net Income	$28,159,805	$10,781,403	$7,010,748

See accompanying notes to consolidated financial statements.

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Walker Group Holdings, LLC

Consolidated Statements of Member’s Equity

	Members' Investment	Comprehensive Income	Accumulated Other Comprehensive Income (Loss)	Total Members' Equity

Balance, December 31, 2008	$33,112,466		$(2,755,413)	$30,357,053

Member contributions	-		-	-

Member distributions	(2,621,173)		-	(2,621,173)

Net income	7,010,748	$7,010,748	-	7,010,748

Effect of foreign currency translation adjustment		1,056,794	1,056,794	1,056,794

Comprehensive income		8,067,542

Balance, December 31, 2009	37,502,041		(1,698,619)	35,803,422

Member contributions	-		-	-

Member distributions	(14,979,166)		-	(14,979,166)

Net income	10,781,403	$10,781,403	-	10,781,403

Effect of foreign currency translation adjustment		(293,894)	(293,894)	(293,894)

Comprehensive income		10,487,509

Balance, December 31, 2010	33,304,278		(1,992,513)	31,311,765

Member contributions	-		-	-

Member distributions	(30,664,116)		-	(30,664,116)

Net income	28,159,805	$28,159,805	-	28,159,805

Effect of foreign currency translation adjustment		(96,679)	(96,679)	(96,679)

Comprehensive income		$28,063,126

Balance, December 31, 2011	$30,799,967		$(2,089,192)	$28,710,775

See accompanying notes to consolidated financial statements.

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Walker Group Holdings, LLC

Consolidated Statements of Cash Flows

Year ended December 31,	2011	2010	2009
Cash Flows from Operating Activities
Net income	$28,159,805	$10,781,403	$7,010,748
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,229,230	8,843,350	9,126,064
Provision (recovery) for doubtful accounts	(101,028)	144,073	(173,952)
Deferred income tax expense	6,416	98,571	60,371
(Gain) loss on disposal of equipment	58,466	(16,105)	155,882
Impairment on asset held for sale	455,000	-	1,635,105
Changes in asset and liabilities:
Accounts receivable	(4,601,607)	(4,974,147)	(1,469,257)
Costs and estimated earnings in excess of billings	3,835,445	(1,106,010)	(1,668,121)
Inventories	(1,856,251)	2,020,435	2,944,848
Prepaid expenses	53,674	(214,149)	497,342
Other receivables	(298,474)	139,277	(85,279)
Accounts payable	11,365,203	2,707,918	(2,601,718)
Billings in excess of costs and estimated earnings	(1,119,015)	1,404,230	(772,400)
Compensation and benefits	6,233,248	396,561	(2,321,030)
Deferred revenue	(1,935,026)	6,170,598	(2,291,193)
Other accrued expenses	1,224,203	1,202,097	(888,422)
Net cash from operating activities	50,709,289	27,598,102	9,158,988
Cash Flows from Investing Activities
Purchase of equipment	(2,712,522)	(1,912,065)	(1,284,391)
Proceeds from sale of equipment	105,225	91,013	215,907
Other	(28,219)	15,058	(4,324)
Net cash used in investing activities	(2,635,516)	(1,805,994)	(1,072,808)
Cash Flows from Financing Activities
Repayment of long-term debt	(7,744,770)	(8,165,531)	(4,931,804)
Net decrease in short-term revolving line of credit	-	(4,315,092)	(2,811,940)
Proceeds from the issuance of long-term debt	-	4,400,206	-
Deferred financing fees paid	(202,215)	(1,677,882)	-
Member distributions	(30,664,116)	(14,979,166)	(2,621,173)
Net cash used in financing activities	(38,611,101)	(24,737,465)	(10,364,917)
Effect of exchange rate changes on cash	551	(5,605)	56,039
Net Increase in Cash	9,463,223	1,049,038	(2,222,698)
Cash, beginning of year	2,605,454	1,556,416	3,779,114
Cash, end of year	$12,068,677	$2,605,454	$1,556,416
Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$7,329,204	$8,152,902	$9,621,095

See accompanying notes to consolidated financial statements.

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Walker Group Holdings, LLC

Notes to Consolidated Financial Statements

1. Summary of Accounting Policies

Principles of Consolidation

The consolidated financial statements of Walker Group Holdings, LLC (Group) include the accounts of its wholly owned subsidiaries, Walker Stainless Equipment Company LLC, Garsite/Progress, LLC, Brenner Tank LLC, and Bulk Solutions LLC.

Walker Stainless Equipment Company LLC, based in New Lisbon, Wl, consists of four operating units: Walker Transport, Walker Engineered Products, Walker Barrier Systems and Extract Technology Limited. Collectively they manufacture stainless steel products for the dairy, food, beverage, chemical, pharmaceutical and nuclear industries.

Garsite/Progress LLC, based in Kansas City, KS, is a manufacturer of specialized aviation refueler trucks and hydrant carts. Progress Tank is a global manufacturer of vacuum and refined fuel tanks constructed of aluminum, steel and stainless steel. Garsite also has a refueler refurbishment and sales operation in Findlay, OH. Garsite acquired the assets of Tri-State Tank in January, 2008. Tri-State Tank, with operations also based in Kansas City, KS, is a value-added assembler of refined fuel, propane and vacuum tanks and chassis. The tanks, constructed of aluminum, are manufactured by Progress Tank and shipped to Tri-State where they are mounted on truck-chassis and sold as completed units.

Brenner Tank LLC, based in Fond du Lac, Wl, is a manufacturer of stainless steel and aluminum tank trailers for the transportation of food, chemical, environmental and petroleum products. In addition to its headquarters and main manufacturing plant in Fond du Lac, Brenner maintains parts and repair facilities in Mauston, Wl, Houston, TX, Memphis, TN, Ashland, KY, Gonzalez, LA and Chicago, IL.

Bulk Solutions LLC, with operations based in San Jose Iturbide, Mexico, is a manufacturer of stainless steel tank trailers used primarily for the transportation of liquid chemical products. Bulk Solutions LLC is a U.S. entity with affiliated companies Bulk Tank International S. de R.L. de C.V. and Bulk Services S. de R.L. de C.V. located in San Jose Iturbide, Mexico, all of which are included in the consolidated results.

All significant intercompany profits, transactions and balances have been eliminated in consolidation.

Cash

Outstanding checks without the right of offset against other cash accounts are reflected in the financial statements as accounts payable.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are uncollateralized customer obligations due under normal trade terms. The Group performs continuing credit evaluations of their customers' financial condition.

Management reviews accounts receivable on a regular basis to determine if any receivables will potentially be uncollectible. The Group includes accounts receivable balances that are determined to be uncollectible, along with a general reserve in their overall allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based upon information available to the Group, management believes the allowance for doubtful accounts to be adequate.

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Walker Group Holdings, LLC

Notes to Consolidated Financial Statements

Inventories

Inventories, excluding costs relating to contracts in process, are stated at the lower of cost (principally, first-in, first-out) or market.

Contracts in Process

Costs related to contracts in process are stated at actual production cost, including factory overhead incurred to date, reduced by amounts identified with revenue recognized on units delivered. General and administrative costs are charged to expense as incurred. Changes in job performance and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined. If the estimate of total cost on a contract indicates a loss, the total anticipated loss is recognized immediately.

Assets Held for Sale

The Group has a building that is currently not being used for operations, but is being held for sale. The Group recorded a $455,000, $0 and $1,635,105 impairment charge on this building for the years ended December 31, 2011, 2010 and 2009, respectively. The estimated recoverable value, net of estimated selling costs, of the building on the balance sheet as of December 31, 2011 is $700,000.

Property, Plant Equipment and Depreciation

Property, plant and equipment are recorded at cost. Plant and equipment are depreciated principally by the straight-line method over their estimated useful lives. The useful lives of each asset class are as follows:

Estimated
Classifications	Useful Lives

Land improvements	15 years
Buildings and improvements	7-25 years
Machinery and equipment	3-12 years
Furniture and fixtures	3-5 years
Automobiles	1-5 years
Leasehold improvements	Term of lease

Maintenance and repair costs are expensed as incurred.

The Group assesses the carrying value of its long-lived assets, including property, plant and equipment and amortizable intangible assets, whenever economic events or changes in circumstances indicate that the carrying values of the assets may not be recoverable. Long-lived assets are considered to be impaired when the sum of the undiscounted expected future net operating cash flows from operating those assets is less than the carrying values of the related assets. If an impairment is indicated, the asset is written down to its estimated fair value.

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Walker Group Holdings, LLC

Notes to Consolidated Financial Statements

Reserve for Product Warranties

The reserve for product warranties represents the estimated liability for future claims as of the end of the fiscal year and is determined by the Group based on estimates and historical experience factors.

Revenue Recognition

The Group generally reports revenue upon delivery. Revenue on certain projects are recorded on the percentage-of-completion method, measured by the percentage of costs incurred to date to total estimated costs for each project. When customers, under the terms of specific orders, request that the Group invoice goods and hold the goods ("bill and hold") for future shipment, the Group recognizes revenue when legal title to the finished goods inventory passes to the purchaser. The Group believes it has met the criteria required for bill and hold treatment under Generally Accepted Accounting Principles (GAAP).

Deferred Revenue

Revenues billed in advance are deferred and recorded in income in the period in which the related products are delivered.

Research and Development Costs

Research and development costs are charged directly to operations as incurred. Research and development expense was approximately $203,000, $194,000 and $246,000 for the years ended December 31, 2011, 2010 and 2009, respectively.

Shipping and Handling Costs

Shipping and handling costs are included in cost of sales and are expensed as incurred.

Advertising Costs

Advertising costs, included in selling, general and administrative expenses, are expensed as incurred and were immaterial to the financial statements.

Income Taxes

The Group, as a limited liability company, is taxed as a partnership. As such, the members are liable for individual federal and state income taxes related to the Group's taxable income. Accordingly, no provision for income taxes has been included in these consolidated financial statements for the operations in the United States. The Group has two foreign subsidiaries that are taxable entities.

The foreign subsidiaries account for income taxes under the asset and liability method which requires that deferred tax assets and liabilities be recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The recognition of net deferred tax assets is reduced, if necessary, by a valuation allowance for the amount of any tax benefits that, based on available evidence, are not expected to be realized. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Deferred tax assets also include tax credit carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

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Walker Group Holdings, LLC

Notes to Consolidated Financial Statements

The Group recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. As required, the Group has assessed whether there remains any income tax exposure related to its tax positions as of December 31, 2011 and 2010. The Group does not believe there is any uncertainty with respect to its tax positions which would result in a material change to the financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include, but are not limited to, estimated costs to complete contracts in process, losses on contracts, warranty costs, allowances for doubtful accounts and allowances for obsolete and slow moving spare and replacement parts inventories. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Group's financial instruments include cash, accounts receivable, accounts payable, borrowings under line of credit facility and long-term debt. The Group believes that the carrying amounts of these accounts are a reasonable estimate of their fair value because of the short-term nature of such instruments or, in the case of long-term debt, because of interest rates available to the Group for similar obligations.

Intangible Assets

Upon a business acquisition, the Group estimates and records the fair value of purchased intangible assets, which primarily consist of trademarks, trade names, customer relationships, proprietary knowledge/technology, order backlog and a non-compete agreement. The fair values of these intangible assets are estimated based on management's assessment with the assistance of independent third-party appraisals in some cases. Such valuations may include a discounted cash flow analysis of anticipated revenues or cost savings resulting from the acquired intangible asset.

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Walker Group Holdings, LLC

Notes to Consolidated Financial Statements

The useful lives of each finite-lived asset are as follows:

Weighted
Average
Remaining
Useful Life
as of
	Estimated	December	Amortization
Classification	Useful Lives	31, 2011	Method

Trade name	10 years	5.5 years	Straight-line
Customer relationships	6-20 years	4.4 years	Straight-line
Proprietary designs/technology	5-10 years	.9 years	Straight-line
Chassis program	15 years	10.3 years	Straight-line
Non-compete agreement	5 years	2 years	Straight-line

Amortization of intangible assets with finite lives is recognized over their estimated useful lives using a method of amortization that reflects the pattern in which the economic benefits of the intangible assets are consumed or otherwise realized. Intangible assets with finite lives are reviewed for impairment periodically if events or changes in circumstances indicate that the carrying amount may not be recoverable. If expected future undiscounted cash flows from operations are less than their carrying amounts, an asset is determined to be impaired and a loss is recorded for the amount by which the carrying value of the asset exceeds its fair value. No impairment charges for intangible assets with finite lives were recognized during 2011, 2010 or 2009.

Trademarks have indefinite lives and are not amortized but instead evaluated for impairment annually or more frequently if events or circumstances indicate that the intangible asset might be impaired. The evaluation of the recoverability of intangible assets with indefinite lives includes valuations based on a discounted cash flow analysis. The fair value of trademarks are estimated on an annual basis utilizing the relief from royalty method. If this analysis indicates an impairment of an intangible asset with an indefinite useful life, the amount of the impairment is recognized in the consolidated financial statements. No impairment of intangible assets with indefinite lives was identified during 2011, 2010 or 2009.

The Group capitalizes debt issue costs and amortizes them over the life of the debt.

Goodwill

Goodwill is reviewed for impairment on at least an annual basis or more frequently if events or circumstances indicate that the asset might be impaired. The impairment model prescribes a two-step method for determining goodwill impairment. In the first step, the fair value of the reporting unit is determined by estimating the expected present value of future cash flows. If the net book value of the reporting unit exceeds fair value, the second step of impairment is required to be performed which allocates the reporting unit's fair value to all of its assets and liabilities using the acquisition method prescribed under authoritative guidance for business combinations with any residual fair value being allocated to goodwill. An impairment charge will be recognized only when the implied fair value of the reporting unit's goodwill is less than its carrying amount. No impairment of goodwill was identified during 2011, 2010 or 2009.

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Walker Group Holdings, LLC

Notes to Consolidated Financial Statements

Foreign Currency

Assets and liabilities of a foreign subsidiary are translated at year-end exchange rates, except equity accounts which are translated at historical rates; income statement items are translated at average exchange rates for the year. The impact of translation adjustments is shown in other comprehensive income in the accompanying financial statements.

Foreign currency transactions may produce receivables or payables that are fixed in terms of the amount of foreign currency that will be paid or received. Gains or losses resulting from foreign currency transactions are included in the consolidated statements of income, as a component of other (income) expense.

Reclassifications

Certain reclassifications have been made to the 2010 and 2009 financial statements to conform to the 2011 presentation. These reclassifications had no effect on net income or members' equity as previously reported.

Subsequent Events

The Group evaluated subsequent events through March 9, 2012, which is the date the financial statements were available to be issued. No subsequent events were identified which would have a material impact on these financial statements, other than as described in Note 13.

Recent Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011-05, Amendments to Topic 220, Comprehensive Income. Under the amendments in this ASU, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in members' equity. The amendments in this ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The amendments in this ASU should be applied retrospectively. For nonpublic entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2012. Early adoption is permitted, because compliance with the amendments is already permitted. The amendments do not require any transition disclosures. In December 2011, the FASB deferred the requirement to present reclassification adjustments for each component of accumulated other comprehensive income in both net income and other comprehensive income. Companies are required to either present amounts reclassified out of other comprehensive income on the face of the financial statements or disclose those amounts in the notes to the financial statements. During the deferral period, there is no requirement to separately present or disclose the reclassification adjustments into net income. The effective date of the deferral is consistent with the effective date of the ASU No. 2011-05. The Group will adopt ASU 2011-5 retrospectively by the required date.

15

Walker Group Holdings, LLC

Notes to Consolidated Financial Statements

In September 2011, the FASB issued ASU No. 2011-08, Intangibles - Goodwill and Other (Topic 350): Testing Goodwill for Impairment. This ASU permits a qualitative assessment of whether it is more likely than not that a reporting unit's fair value is less than its carrying value before applying the two-step goodwill impairment test. If an entity can support the conclusion that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, it would not need to perform the two-step impairment test for that reporting unit. This ASU is effective for annual and interim goodwill impairment tests performed in fiscal years beginning after December 15, 2011. The adoption of this amendment will not have a material impact on the Group's financial position or results of operations.

2.	Business and Credit Concentrations

Financial instruments which could expose the Group to concentrations of credit risk consist primarily of cash and trade accounts receivable. The Group reviews a customer's credit history before extending credit and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

Cash is maintained at financial institutions and, at times, balances may exceed federally insured limits. The Group has never experienced any losses related to these balances. All non-interest bearing cash balances were fully insured at December 31, 2011 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning 2013, insurance coverage will revert to $250,000 per depositor at each financial institution, and non-interest bearing cash balances may again exceed federally insured limits.

3.	Inventories

Components of inventories are as follows:

December 31,	2011	2010

Raw materials, net of reserves	$16,933,626	$15,828,841
Work in process	9,772,219	6,559,721
Finished goods	2,557,767	5,020,994

Total inventories	$29,263,612	$27,409,556

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16

Walker Group Holdings, LLC

Notes to Consolidated Financial Statements

4. Contracts in Process

Costs and estimated earnings compared to billings on uncompleted contracts in process at December 31, 2011 and 2010 consist of the following:

December 31,	2011	2010

Accumulated expenditures on uncompleted contracts	$2,975,826	$10,246,198
Estimated earnings thereon	488,576	1,907,575
	3,464,402	12,153,773

Less applicable progress billings	3,285,259	9,250,190

	$179,143	$2,903,583

Contracts in process are reported in the accompanying balance sheet as follows:

December 31,	2011	2010

Costs and estimated earnings in excess of billings	$1,358,372	$5,201,827
Billings in excess of costs and estimated earnings	1,179,229	2,298,244

	$179,143	$2,903,583

All open contracts as of December 31, 2011 are expected to be completed in 2012.

5. Property, Plant and Equipment

Property, plant and equipment consists of the following:

December 31,	2011	2010

Land and land improvements	$3,909,805	3,830,482
Buildings and improvements	10,026,498	9,906,773
Machinery and equipment	14,975,306	13,112,127
Furniture and fixtures	3,547,109	3,182,517
Automobiles	707,300	597,266
Leasehold improvements	1,298,246	1,282,285
Construction in process	123,519	215,563
	34,587,783	32,127,013

Less accumulated depreciation	(12,434,036)	(9,653,113)

Net property and equipment	$22,153,747	$22,473,900

Depreciation expense was $2,903,322, $2,755,650 and $2,953,466 for the years ended December 31, 2011, 2010 and 2009, respectively.

17

Walker Group Holdings, LLC

Notes to Consolidated Financial Statements

Construction in process relates to costs incurred in the construction of various pieces of machinery and equipment. These projects, as of December 31, 2011, are anticipated to be completed in 2012 with an estimated cost to complete the projects of approximately $19,000 (unaudited).

6. Deferred Financing Costs

The components of deferred financing costs are as follows:

December 31,	2011	2010

Financing fees	$12,602,042	$12,399,827
Less accumulated amortization	(9,409,562)	(6,866,594)

Net	$3,192,480	$5,533,233

The amortization of financing fees for each of the next two years is anticipated to be:

Year ended December 31,	Amount

2012	$2,036,677
2013	1,155,803

$3,192,480

Amortization expense was $2,542,968, $2,265,169 and $2,263,919 for the years ended December 31, 2011, 2010 and 2009, respectively.

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18

Walker Group Holdings, LLC

Notes to Consolidated Financial Statements

7. Goodwill and Intangible Assets

Intangible assets by category are summarized below.

December 31,	2011	2010

Intangible assets with finite lives:
Gross carrying amount:
Trade name	$40,000	$40,000
Customer relationships	26,994,332	27,003,215
Proprietary designs/technology	1,355,921	1,357,335
Chassis program	4,540,000	4,540,000
Non-compete agreement	280,000	280,000

Subtotal	33,210,253	33,220,550

Accumulated amortization:
Trade name	18,000	14,000
Customer relationships	14,782,415	11,615,567
Proprietary designs/technology	1,196,088	942,254
Chassis program	1,412,446	1,109,778
Non-compete agreement	179,667	123,667

Subtotal	17,588,616	13,805,266

Total intangible assets with finite lives, net	15,621,637	19,415,284

Unamortized intangible assets:
Trade names and trademarks	17,899,508	17,900,428

Total intangible assets, net	$33,521,145	$37,315,712

Decreases in gross carrying values were due to foreign currency translation.

Based on the current estimated useful lives assigned to intangible assets, amortization expense for fiscal 2012, 2013, 2014, 2015, 2016 and thereafter is projected to total $3.6 million, $3.5 million, $2.6 million, $2.2 million, $1.8 million and $1.9 million, respectively.

Amortization expense was $3,782,940, $3,822,531 and $3,908,679 for the years ended December 31, 2011, 2010 and 2009, respectively.

The carrying value of goodwill was $15,675,520 as of December 31, 2011 and 2010.

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19

Walker Group Holdings, LLC

Notes to Consolidated Financial Statements

8. Notes Payable and Long-Term Debt

Debt is comprised of the following:

December 31,	2011	2010

Notes payable, bank, due in monthly installments of $62,847, plus interest allocated between a LIBOR rate plus 2.75% (3.18% at December 31, 2011) and the Prime rate plus 1.75% (5.00% at December 31, 2011), for an effective interest rate of 3.26%, due December 31, 2013, collateralized by substantially all assets of the Group.	$3,770,834	$4,525,000

Notes payable, bank, due in monthly installments of $59,717, plus interest allocated between a LIBOR rate plus 2.75% (3.18% at December 31, 2011) and the Prime rate plus 1.75% (5.00% at December 31, 2011), for an effective interest rate of 3.22%, due December 31, 2013, collateralized by substantially all assets of the Group.	6,449,401	7,166,000

Notes payable, bank, due in monthly installments of $10,908, plus interest allocated between a LIBOR rate plus 2.75% (3.18% at December 31, 2011) and the Prime rate plus 1.75% (5.00% at December 31, 2011), for an effective interest rate of 3.30%, due December 31, 2013, collateralized by substantially all assets of the Group.	1,178,100	1,309,000

Notes payable, bank, subordinated to bank debt above, due in one final payment plus interest at LIBOR (4.75% floor) plus 8.50% (13.25% at December 31, 2011), due December 31, 2013, collateralized by substantially all assets of the Group.	47,491,364	53,634,469
	58,889,699	66,634,469

Less current portion	1,601,670	1,601,670

Total long-term debt	$57,288,029	$65,032,799

On October 17, 2011, the Group entered into the Eighth Amendment to the Loan and Security Agreement with their lenders. In connection with this amendment, the amount of cash dividends allowed to be paid to its members in one year was increased from $10,000,000 to $20,000,000. This is in addition to the cash dividends the Holding Company may distribute to its members to cover federal and state taxes imposed on the income of the Holding Company allocated to its members.

The Group has a revolving facility with a bank consisting of an operating line of credit up to $56,000,000 (subject to a second lien) and a $3,500,000 sub-limit for letters of credit through December 31, 2013. As defined in the credit agreement, the line of credit, and the undrawn letters of credit, is capped at the lesser of the borrowing base (percentage of eligible receivables and inventories) or the maximum amount of the revolving facility. At December 31, 2011, there was approximately $31,573,000 available under the revolving facility. The line of credit is collateralized by substantially all assets of the Group. Interest is payable monthly at Prime plus 1.50% (4.75% at December 31, 2011). At December 31, 2011 and 2010, there was $0 outstanding under the revolving operating line of credit agreement. At December 31, 2011, $2,765,878 of letters of credit were outstanding.

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Walker Group Holdings, LLC

Notes to Consolidated Financial Statements

The Group is assessed an unused line fee equal to .50% per annum of the difference between the maximum amount of the revolving operating line and the average daily aggregate outstanding amount of the revolver loans plus the average daily aggregate undrawn amount of all unexpired letters of credit during the immediate preceding month or portion thereof.

The Group's obligations to the lenders are secured by liens on substantially all assets. The agreement contains limitations on capital expenditures and requires maintenance of specified ratios.

Maturities of long-term debt are as follows:

Year ended December 31,

2012	$1,601,670
2013	57,288,029

Total	$58,889,699

9. Retirement Plans

The Group sponsors two defined contribution plans covering employees who meet specified requirements. Employees may contribute pre-tax earnings subject to certain Internal Revenue Service limitations.

Employer contributions to the plans are made at the discretion of the Board of Directors. Employer contributions may be in the form of one or more of the following: matching contributions, profit sharing contributions or qualified non-elective contributions. The expense charged to operations for employer contributions was approximately $943,000, $822,000 and $802,000 for the years ended December 31, 2011, 2010 and 2009, respectively.

10. Income Taxes

Income tax expense for the years ended December 31, 2011 and 2010 is as follows:

Year ended December 31,	2011	2010	2009

Current - foreign	$132,603	$98,225	$81,582

Deferred - foreign	6,227	102,879	41,325

Total taxes on income	$138,830	$201,104	$122,907

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Walker Group Holdings, LLC

Notes to Consolidated Financial Statements

Deferred income tax assets relate to current temporary differences and amounted to $40,816 and $46,413 at December 31, 2011 and 2010, respectively. No valuation allowance has been recorded as the Group expects to fully realize these assets.

The Group recognizes any corresponding interest and penalties with its income tax positions in income tax expense - there were none for 2011, 2010 and 2009.

11. Commitments and Contingencies

Purchase Commitments

In 2011, the Group entered into commitments to purchase 276,000 lbs of nickel at $8.05/lbs, or $2,221,800, and 1,800,000 lbs of aluminum at $1.11/lbs, or $1,998,000. Such purchases are expected to be made by May 2012.

Product Warranties

The Group's products generally are subject to warranties and, therefore, liabilities are established for the estimated future costs of repair or replacement and included in cost of sales at the time the related sale is recognized. These liabilities are adjusted based on management's best estimates of future warranty costs after considering historical and projected product failure rates and product repair costs. In the event that actual experience differs from these best estimates, changes in the Group's warranty liabilities might become necessary.

Changes in the Group's warranty liability for the years ended December 31, 2011 and 2010 are as follows:

December 31,	2011	2010

Balance, beginning of year	$2,582,345	$2,559,979
Warranty cost incurred	(1,936,718)	(2,163,056)
Product warranty provisions	1,878,829	2,185,422

Balance, end of year	$2,524,456	$2,582,345

Leases

The Group has various operating leases for vehicles, equipment and facilities. Rental expense was approximately $1,567,947, $1,426,375 and $1,456,439 for the years ended December 31, 2011, 2010 and 2009, respectively.

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22

Walker Group Holdings, LLC

Notes to Consolidated Financial Statements

Total minimum rental commitments under noncancelable leases in effect at December 31, 2011 are payable as follows:

Year ended December 31,	Amount

2012	$1,428,666
2013	1,256,759
2014	1,106,534
2015	1,047,319
2016	954,024

Total	$5,793,302

Litigation

The Group is subject to legal actions in the normal course of business, some of which involve claims for compensatory or punitive damages, all of which are generally covered by insurance.

Although litigation is subject to many uncertainties and the ultimate exposure cannot be ascertained, management does not believe the final outcome of any outstanding claims will have a material effect on the financial position of the Group.

Medical Claims

The Group self-insures workmen compensation expenses and certain employee medical claims according to a written benefit plan. The Group has stop-loss coverage to limit the exposure arising from these claims. An estimate of future claims for prior period costs has been calculated based upon prior claim experience. Reserves of approximately $2,042,373 and $1,926,000 have been recorded as of December 31, 2011 and 2010, respectively.

12. Nonrecurring Restructuring Charges

On May 11, 2009, the Group announced plans to close its Arthur, Illinois operations and transition manufacturing operations to its Fond du Lac, Wl and New Lisbon, Wl facilities. In connection with this restructuring, the Group recorded a non-recurring charge of $1,494,847 to cost of sales and $1,231,242 to operating costs and expenses in 2009.

In 2010, the Group recorded a further non-recurring charge of $1,424,855 to operating costs and expenses related to the Arthur plant closing. Included in this charge was a pension withdrawal liability related to the union employees at the closed Arthur, Illinois plant of approximately $372,000. The Group plans to pay this liability over 14 quarterly payments of $28,603 plus one final payment of approximately $9,000. The remaining severance and benefit costs recorded in 2010 relate to unexpected worker compensation claims for terminated employees from the Arthur plant and severance expenses for one key employee.

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23

Walker Group Holdings, LLC

Notes to Consolidated Financial Statements

Restructuring costs incurred consisted of the following:

Year ended December 31,	2011	2010	2009

Cost of sales charges:
Direct labor efficiency loss	$-	$-	$1,494,847

Operating costs and expenses:
Severance costs & benefit costs	-	1,008,643	-
Temporary transition labor costs	-	-	509,493
Employee retention and relocation costs	-	-	303,147
Freight/logistics costs	-	-	242,489
Miscellaneous non-recurring expenses	-	416,212	176,113

	-	1,424,855	1,231,242

Total	$-	$1,424,855	$2,726,089

Changes in the Group's restructuring costs accrual for the years ended December 31, 2011 and 2010 are as follows:

December 31,	2011	2010

Balance, beginning of year	$861,319	$195,000
Payments	(594,673)	(758,536)
Provision	-	1,424,855

Balance, end of year	$266,646	$861,319

The restructuring process was fully completed in December 2010 and no additional costs are expected.

13. Subsequent Event (Unaudited)

On March 26, 2012, the Wabash National Corporation entered into a definitive agreement to acquire Walker Group Holdings, LLC for $360 million in an all cash transaction. The transaction is expected to be completed in the second quarter of 2012 and is subject to regulatory approval.

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